EXHIBIT 4

Dear colleagues,

As you may be aware, Cliffs’ Annual General Meeting is scheduled to be held on July 29, 2014.  In preparation for that meeting, we will be communicating regularly with the Cliffs’ shareholders. The purpose of these communications to shareholders is to educate them on the progress made on our business strategy and our efforts to enhance shareholder value.

In addition, we plan to distribute internal communications to provide regular business updates and provide employees with access to our shareholder letters and press releases.  These communications will be sent via our email system to all salaried Cliffs’ employees. For our hourly employees, you will receive the internal communication in PDF form for easy printing.  Please print and distribute through your normal internal communication process - either as a hand out during your shift meetings or post on your bulletin boards in your the break rooms, etc.  Please note that all employees holding Company stock will be sent our proxy statement per the normal shareholder voting process. Shareholders will also be receiving materials from Casablanca Capital.

Attached is the first communication, which was issued this morning on behalf of Gary Halverson. Please print and distribute to hourly employees per your normal internal process. If you have any questions, please let me know.

Thanks in advance for your assistance.

Patricia Persico